UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2020

ADVAXIS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36138	02-0563870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 College Road East Princeton, New Jersey, 08540 (Address of Principal Executive Offices)

(609) 452-9813 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	ADXS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

Registered Direct Offering

On January 21, 2020, Advaxis, Inc., a Delaware Corporation (the “Company”) entered into a placement agent agreement (the “Placement Agent Agreement”) with A.G.P./Alliance Global Partners (the “Placement Agent”). Pursuant to the terms of the Placement Agent Agreement, the Placement Agent agreed to use its reasonable best efforts to arrange for the sale of an aggregate of 10,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at a price to the public of $1.05 per share (the “Registered Offering”). The Company will pay the Placement Agent a cash fee equal to 6.5% of the gross proceeds generated from the sale of the Shares and reimburse the Placement Agent for certain of its expenses in an amount not to exceed $75,000.

The Placement Agent Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Placement Agent, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

On January 21, 2020, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with the purchasers of the Shares. The Purchase Agreement provides for the sale and issuance by the Company of an aggregate of 10,000,000 Shares, at an offering price of $1.05 per share for gross proceeds of approximately $10.5 million before deducting the Placement Agent’s fees and related offering expenses. The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties and termination provisions.

The Registered Offering was made pursuant to a Registration Statement (No. 333-226988) on Form S-3, which was filed by the Company with the Securities and Exchange Commission on August 23, 2018, and declared effective on August 30, 2018, as supplemented by a prospectus supplement dated January 21, 2020.

The Registered Offering closed on January 23, 2020 and the Company received net proceeds of approximately $9.6 million after deducting placement agent fees and estimated expenses payable by the Company associated with the Registered Offering. The Company expects to use the net proceeds from the Registered Offering to fund its continued research and development initiatives in connection with its product pipeline including, but not limited to, in its ADXS-HOT program and potential new studies for its ADXS-PSA drug candidate, and for general corporate purposes.

Private Placement

The Purchase Agreement also provides for a concurrent private placement (the “Private Placement”) of warrants to purchase the Company’s Common Stock (the “Warrants”) with the purchasers in the Registered Offering. The Warrants will be exercisable for an aggregate of 5,000,000 shares of Common Stock beginning on the six-month anniversary of their issuance. The Warrants will have an exercise price of $1.25 per share and will expire on the fifth anniversary from the date on which they become exercisable.

The Placement Agent Agreement, Purchase Agreement and form of Warrant are filed as Exhibits 1.1, 10.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The above descriptions of the terms of the Placement Agent Agreement, Purchase Agreement and Warrants are qualified in their entirety by reference to such exhibits.

Item 3.02. Unregistered Sales of Equity Securities.

The information under Item 1.01 of this Current Report on Form 8-K regarding the Warrants and the shares of Common Stock issuable upon exercise of the Warrants is incorporated herein by reference.

Item 8.01 Other Events.

The Company issued a press release announcing the Registered Offering and the Private Placement on January 21, 2020. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01 Exhibits.

(d) Exhibits

The following exhibits are filed as part of this report:

Exhibit No.	Description
1.1	Placement Agent Agreement dated January 21, 2020, between Advaxis, Inc. and A.G.P./Alliance Global Partners.
4.1	Form of Warrant.
5.1	Opinion of Morgan, Lewis & Bockius LLP.
10.1	Securities Purchase Agreement dated January 21, 2020, by and among Advaxis, Inc. and the purchasers identified on the signature pages thereto.
23.1	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
99.1	Press Release dated January 21, 2020, entitled “Advaxis, Inc. Announces Pricing of $10.5 Million Registered Direct Offering.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 23, 2020	ADVAXIS, INC.

	By:	/s/ Molly Henderson
	Name:	Molly Henderson
	Title:	Executive Vice President and Chief Financial Officer